Exhibit 99.1

Sirona Reports Fiscal 2006 Third Quarter and Year-to-Date Results

Provides Financial Guidance for Fiscal Year 2006 Ending September 30, 2006

•	Revenues for the quarter and year-to-date increased 10.2% and 7.5%, respectively, and on a constant currency basis,10% and 11.9%

•	Operating income increased 48.3% for the quarter and 27.1% Year-to-Date (excluding an In-Process R&D charge related to the Schick merger)

•	Merger with Schick Technologies Inc. completed on June 20, 2006

Long Island City, New York/Bensheim, Germany, August 9, 2006 – Sirona (Nasdaq: SIRO), one of the leading global manufacturers of high-quality dental equipment and technologies, today reported its financial results for the third fiscal quarter ended June 30, 2006.

On June 20, 2006, the merger with Schick Technologies Inc. was completed and Schick’s operating results have been included in Sirona’s consolidated statement of operations since that date.

Commenting on the quarter, Sirona Dental Systems, Inc. Chairman, President & CEO Jost Fischer said, “We experienced continued solid performance in our businesses, with particularly strong growth in our Instruments and Imaging Systems segments of 22% and 19%, respectively. U.S. sales grew at 29%. Dental CAD/CAM Systems sales were essentially unchanged compared to the third quarter last year which had been positively impacted by the bi-annual IDS trade show, the largest show in the industry. Dental CAD/CAM Systems sales grew 12% for the first nine months and we are confident about the growth opportunity in this marketplace.”

Mr. Fischer added, “With our global presence and comprehensive product range, we believe we are well positioned for further growth. Our continuous flow of new products is expected to remain a driving force in growing our business around the world. Our innovative SIROLaser, successfully launched in February 2006, and the GALILEOS, our ground breaking 3-D panoramic imaging system, which is expected to be launched in the January-February 2007 timeframe, are just two examples of our product pipeline.”

Commenting on the recent closing of the acquisition of Schick Technologies,

Mr. Fischer stated, “We have successfully completed the acquisition of Schick, which will strengthen our position in the U.S. market as well as our research and development competencies in the Imaging Systems segment. I am very pleased to report that the integration is proceeding smoothly and both organizations are very excited about our future opportunities”.

Third Quarter Fiscal 2006 Financial Results

Revenues for the quarter were $117.3 million, an increase of $10.9 million or 10.2%, compared to $106.4 million for the same period last year. On a constant currency basis revenues increased 10.0% with growth rates for the Company’s business segments as follows: Instruments 22.0%; Imaging Systems 19%; Treatment Centers 9%; and Dental CAD/CAM Systems 1%. Revenues in the United States increased 29% for the quarter. Outside the United States, revenues increased 4% on a constant currency basis.

Operating income for the quarter, excluding the charge of $6.0 million from the write-off of in-process research and development (IPR&D) expense in connection with the Schick acquisition, increased 48.3% to $9.7 million from $6.5 million in the same quarter last year. Adjusted EBITDA increased 55.1% to $29.0 million from $18.7 million in the same quarter last year. The increase in both measures was primarily due to higher volumes, a positive product mix and the resulting improvement in gross profit margins. Adjusted EBITDA was also positively impacted by foreign currency gains. A reconciliation of Adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Net loss for the quarter was $5.5 million compared to a net loss of $9.8 million in the same period last year. The improvement was primarily due to non-cash foreign currency exchange gains partly off-set by increased interest expenses as a result of the higher average debt balances following the leveraged buy-out in June 2005, the one-time charge from the write-off of IPR&D and increased provisions for taxes on income. The tax provision for the quarter was impacted by several items including the non-tax deductible expense related to the write-off of the acquired IPR&D.

Year-to-Date Fiscal 2006 Financial Results

Revenues for the nine month period ended June 30, 2006 were $385.1 million, an increase of $26.8 million or 7.5%, compared to $358.3 million last year. On a constant currency basis revenues increased 11.9%, with growth rates for the Company’s business segments as follows: Imaging Systems 23%; Instruments 19%; Dental CAD/CAM Systems 12%; and Treatment Centers unchanged. Revenues in the United States increased 15% for the nine month period. Outside the United States, revenues increased 11% on a constant currency basis.

Operating income for the nine months, excluding the charge of $6.0 million from the write-off of IPR&D, increased 27.1% to $56.4 million from $44.4 million in the same period last year. Adjusted EBITDA increased 19.8 % to $ 104.7 million, compared to $87.4 million in the same period last year. The increase in both measures was primarily due to higher volumes, a positive product mix and the resulting improvement in gross profit margins. Adjusted EBITDA was also positively impacted by foreign currency gains. A reconciliation of Adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Net income for the nine months was $2.2 million compared to $11.1 million for the same period last year. The decrease was primarily due to increased interest expenses as a result of the higher average debt balances following the leveraged buy-out in June 2005, write-off of IPR&D expenses, and increased provisions for taxes on income which were partially off-set by foreign currency exchange gains. The tax provision for the nine months was impacted by several items including the non-tax deductible expense related to the write-off of the acquired IPR&D.

At June 30, 2006 the Company had cash and cash equivalents of $75.7 million and long term debt (including current portion) of $539.3 million, resulting in net financial debt of $463.6 million as compared to $65.9 million of cash and cash equivalents and long term debt (including current portion) of $586.7 million, resulting in net financial debt of $520.8 million at September 30, 2005. Sirona prepaid long term debt in the amount of $74.0 million for the nine months ended June 30, 2006.

Simone Blank, Executive Vice President and Chief Financial Officer, commented, “The third quarter was a solid quarter for Sirona. Among other achievements, the Company strengthened its financial position during the nine months ending June 30, 2006. Operating cash flow increased by 41.2% to $77.4 million and we prepaid $74.0 million of bank debt during that period.”

Pro-forma Information

The pro-forma information set forth below gives effect to the acquisition of Schick Technologies which closed in fiscal year 2006 and to the leveraged buy-out which closed in fiscal year 2005 as if they had occurred at the beginning of fiscal year 2005.

On a pro-forma basis revenues for the three months ended June 30, 2006 were $132.3 million, an increase of $10.2 million or 8.4%, compared to $122.1 million for the same period last year. Pro-forma revenues increased 10.4% on a constant currency basis. Pro-forma adjusted EBITDA for the three months was $34.0 million, an increase of 31.1%, compared with the same period last year. Pro-forma net income for the three months ended June 30, 2006 was $2.6 million, compared to a pro-forma loss of $16.2 million in the previous year.

On a pro-forma basis revenues for the nine months ended June 30, 2006 were $440.4 million, an increase of $35.8 million or 8.8%, compared to $404.6 million for the same period last year. Pro-forma revenues increased 12.8% on a constant currency basis. Pro-forma adjusted EBITDA for the nine months was $127.5 million, an increase of 21.7%, compared with the same period last year. Pro-forma net income for the nine months ended June 30, 2006 was $17.4 million, compared to a pro-forma loss of $ 8.3 million in the previous year.

A reconciliation of pro-forma Adjusted EBITDA to pro-forma EBITDA and pro-forma EBITDA to pro-forma net income is attached to this press release.

Guidance for Fiscal Year 2006

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The pro-forma guidance below is calculated on the same basis as the historical pro-forma information included in this release.

Pro-forma revenue for Sirona’s fiscal year ending September 30, 2006, is expected to grow in the range of 8.5%-10.0% compared to fiscal year 2005, assuming a comparable foreign currency exchange rate going forward as for the third quarter of fiscal year 2006. On a constant currency basis, pro-forma revenue is expected to grow in the range of 11.5%-12.5% for fiscal year 2006.

Pro-forma operating income is expected to grow in excess of 100% for fiscal year 2006 compared to fiscal year 2005. Pro-forma operating income is impacted by items resulting from the leveraged buy-out in fiscal year 2005 and the Schick acquisition. Pro-forma adjusted EBITDA is expected to grow in the range of 17.5%-19.0% for fiscal year 2006 compared to fiscal year 2005.

Conference Call/Webcast Information

Sirona will hold a conference call to discuss its financial results at 9:00 a.m. Eastern Standard Time on August 9, 2006. The teleconference can be accessed by calling 866 383 8108 (domestic) or +1 617 597 5343 (international), passcode # 71447150. The webcast will be available via the Internet at www.sirona.com, www.fulldisclosure.com or www.streetevents.com. A replay of the conference call will be available through August 16, 2006 by dialling 888 286 8010 (domestic) or

+1 617 801 6888 (international), passcode # 48531850. A web archive will be available for 30 days at www.sirona.com, www.fulldisclosure.com or www.streetevents.com.

About Sirona Dental Systems, Inc.

Recognized as one of the world’s leading manufacturers of high quality dental equipment and technologies, Sirona (formerly Siemens Dental) has served equipment dealers and dentists worldwide for more than 125 years. Sirona develops, manufactures, and markets a complete line of dental products, including the CAD/CAM restoration equipment (CEREC), digital and film-based intra-oral, panoramic and cephalometric X-ray imaging systems, dental treatment centers and handpieces. On June 20, 2006, Sirona completed its acquisition of Schick Technologies, an ISO 9001 certified company, which designs, develops, and manufactures innovative digital x-ray imaging systems for the dental markets, based on proprietary digital imaging technologies. Sirona’s worldwide headquarters are located in Bensheim, Germany, with U.S. headquarters in Long Island City, New York. Visit http://www.sirona.com for more information about Sirona and its products.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of the Company’s products, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

Management’s reasons for presenting non-GAAP financial measures

The results of operations of Sirona have been materially affected by the leveraged buy-out in fiscal year 2005 and by the Schick acquisition. Sirona management evaluates and makes operating decisions using various measures. These measures are generally based on the revenues generated by its products and certain costs of producing that revenue, such as cost of product sales, research and development and selling, general and administrative expenses. One such measure is Adjusted EBITDA, which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. Adjusted EBITDA consists of non-GAAP EBITDA plus transaction related charges and non-cash items.

EBITDA is defined as net income (loss) before interest, taxes, depreciation, and amortization. As EBITDA is a non-GAAP measure, it should not be viewed in isolation and does not purport to be an alternative to net income (loss) as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to Sirona’s earnings to calculate EBITDA and using this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure. For instance, EBITDA does not include:

- interest expense, and because Sirona has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue;

- depreciation and amortization expense, and because Sirona uses capital assets, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue;

- tax expense, and because the payment of taxes is part of Sirona’s operations, tax expense is a necessary element of costs and impacts Sirona’s ability to operate.

Transaction related and non-cash items represent: (a) the amounts related to the fair value increases in inventory and in-process research and development resulting from the Schick acquisition, (b) the non-cash foreign exchange (gain) loss on bank debt resulting from transaction adjustments to the carrying value of a portion of Sirona’s U.S. dollar denominated debt and the U.S. dollar denominated deferred income due to currency fluctuations, (c) transaction related costs incurred in connection with the leveraged buy-out and the Schick acquisition and (d) share-based compensation expense under SFAS No. 123R.

Sirona believes that Adjusted EBITDA provides useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitates comparisons to our historical operating results. Note, however that Adjusted EBITDA is not intended to be a measure of cash flow for Sirona’s discretionary use, as it does not consider certain cash requirements, such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. As all companies do not use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures for other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP. A reconciliation of non-GAAP financial measures is attached to this press release.

Contact information:

Sirona Dental Systems, Inc.

Simone Blank, Executive Vice President & Chief Financial Officer

0 11 49 62 51 16 28 01

Kevin McGrath

Investor Relations

+1 212 2 45 45 77

Sirona Dental Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2006	2005
(U.S. $ in thousands)	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$75,685	$65,941
Restricted cash	604	674
Restricted short term investments	—	745
Accounts receivable, net of allowance for doubtful accounts
of $502 and $402, respectively	62,275	47,631
Inventories, net	61,111	47,340
Deferred tax assets	8,482	3,242
Prepaid expenses and other current assets	19,748	33,856
Total current assets	$227,905	$199,429

Property, plant and equipment, net	53,161	49,180
Goodwill	615,621	468,769
Intangible assets, net	636,480	489,442
Other non-current assets	16,849	21,981
Deferred tax assets	307	9,874
Total assets	$1,550,323	$1,238,675

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY

Current liabilities
Trade accounts payable	$27,732	$22,173
Current portion of long-term debt	13,922	10,103
Income taxes payable	17,143	1,531
Deferred tax liabilities	4,920	3,219
Accrued liabilities and deferred income	58,019	63,757
Total current liabilities	$121,736	$100,783
Long term debt	525,406	576,622
Deferred tax liabilities	253,551	196,392
Other non-current liabilities	14,852	9,585
Indebtedness to related parties	—	184,712
Pension related provisions	48,601	43,847
Deferred income	100,000	100,000
Total liabilities	$1,064,146	$1,211,941

Minority interest	113	42

Shareholders’ equity
Common share capital	546	30
Additional paid-in capital	579,050	123,696
Excess of purchase price over predecessor basis	(49,103)	(49,103)
Accumulated deficit	(45,918)	(48,161)
Accumulated other comprehensive income	1,489	230
Total shareholders’ equity	$486,064	$26,692
Total liabilities, minority interest and shareholders’ equity	$1,550,323	$1,238,675

Sirona Dental Systems, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

	Three months ended			Nine months ended
	June 30, 2006	June 30, 2005		June 30, 2006	June 30, 2005
(U.S. $ in thousands)		Predecessor			Predecessor
Revenue	$117,337		$106,372	$385,062		$358,285
Cost of sales	65,565		61,046	202,045		199,463
Gross profit	$51,772		$45,326	$183,017		$158,822
Operating expenses (income):
Selling, general and administrative expense	33,470		32,677	101,112		93,236
Research and development	8,166		6,740	23,139		21,700
Write off of in-process research and development	6,000			6,000
Provision for doubtful accounts and notes receivables	(138)		(130)	44		(127)
Other operating expense (income), net	622		(471)	2,306		(384)
Operating income	3,652		6,510	50,416		44,397
Foreign currency transactions (gain) loss	(11,361)		8,578	(9,481)		749
Unrealized (gain) loss on derivative instruments	(2,397)		4,304	(3,769)		4,383
Interest expense, net	14,893		7,035	43,893		22,774
Other income	—		(129)	—		(129)
Income (loss) before income taxes and minority interest	2,517		(13,278)	19,773		16,620
Income tax provision (benefit)	7,983		(3,234)	17,463		5,444
Minority interest	45		(236)	67		50
Net (loss) income	$(5,511)		$(9,808)	$2,243		$11,126

(Loss) income per share - basic	$(0.14)	$	N/A	$0.06	$	N/A
(Loss) income per share - diluted	$(0.14)	$	N/A	$0.06	$	N/A

Weighted average shares - basic	38,908,289		N/A	37,617,750		N/A
Weighted average shares - diluted	38,908,289		N/A	38,085,232		N/A

Sirona Dental Systems, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine months ended
(U.S. $ in thousands)	June 30, 2006	June 30, 2005
		Predecessor
Cash flows from operating activities
Net income	$2,243	$11,126
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	45,967	44,155
Gain on disposal of property, plant and equipment	2	(45)
Unrealized (gain) loss on derivative instruments	(3,769)	4,383
Foreign currency transactions (gain) loss	(9,481)	749
Accreted interest on long term debt	15,317	3,115
Deferred income taxes	(3,817)	(2,546)
Write off of in-process research and development	6,000	—
Amortization debt issuance cost	5,283	1,807
Compensaton expense from stock options	347	—
Changes in assets and liabilities
Accounts receivable	(4,798)	(1,547)
Inventories	(4,039)	(2,869)
Prepaid expenses and other current assets	13,029	(13)
Restricted Cash	103	(276)
Changes in other non-current assets	8,853	(51)
Trade accounts payable	(4,200)	(6,701)
Accrued liabilities	(11,357)	8,068
Other non-current liabilities	6,740	(6,809)
Income taxes payable	15,014	2,260
Net cash provided by operating activities	$77,437	$54,806

Cash flows from investing activities
Investment in property, plant and equipment	(10,184)	(11,041)
Proceeds from sale of property, plant and equipment	700	191
Restricted short term investments	753	(272)
Purchase of intangible assets	(1,469)	(586)
Deferred purchase price payment	—	(25,700)
Acquisition of a business, net cash acquired	14,279	—
Net cash provided by (used in) investing activities	$4,079	$(37,408)

Cash flows from financing activities
Repayment of shareholder loans	—	2,596
Repayments of long-term debt	(73,962)	(17,220)
Proceeds from shares under share-based compensation plans	—	—
Net cash used in financing activities	$(73,962)	$(14,624)

Change in cash and cash equivalents	7,554	2,774
Effect of exchange rate change on cash & cash equivalents	2,190	877
Cash and cash equivalents at beginning of period	65,941	38,877
Cash and cash equivalents at end of period	$75,685	$42,528

Supplemental information
Interest paid	23,420	22,274
Interest capitalized	122	51
Income taxes paid (received)	4,744	(1,393)
Acquisition of businesses, net cash acquired
Current assets	19,450
Property, plant and equipment and other non-current assets	207,961
Goodwill and intangible assets	289,412
Current liabilities	(75,579)
Shares and options exchanged	(455,523)
	(14,279)

Set forth below is a reconciliation of net (loss)/income to EBITDA

	Three months ended		Nine months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
(U.S. $ in thousands)		Predecessor		Predecessor

Net (loss)/income	(5,511)	(9,808)	2,243	11,126
Provision/(Benefit) for income taxes	7,983	(3,234)	17,463	5,444
Interest expense, net	14,893	7,035	43,893	22,774
Depreciation	2,651	4,375	9,570	12,738
Amortization	13,281	10,201	36,397	31,417

EBITDA	33,297	8,569	109,566	83,499

Set forth below is a reconciliation of EBITDA to Adjusted EBITDA

	Three months ended		Nine months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
(U.S. $ in thousands)		Predecessor		Predecessor

EBITDA	33,297	8,569	109,566	83,499

Transaction related costs and non-cash charges
included in EBITDA are detailed below:
Transaction related costs	—	—	—	35
Write-off of IPR&D	6,000	—	6,000	—
Fair value increase in inventory	441	—	441	844
Option expense	279	—	279	—
Unrealized, non-cash gain on the revaluation
of the $ denominated exclusivity fee	(4,949)	—	(5,123)	—
Unrealized, non-cash (gain)/loss on the revaluation
of the $ denominated bank loan	(6,053)	10,133	(6,496)	2,999
	(4,282)	10,133	(4,899)	3,878

Adjusted EBITDA	29,015	18,702	104,667	87,377

Set forth below is a reconciliation of pro-forma net (loss)/income to pro-forma EBITDA

	Three months ended		Nine months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
(U.S. $ in thousands)		Predecessor		Predecessor

Unrealized, non-cash (gain)/loss on the revaluation
Pro-forma net income (loss)/income	2,633	(16,233)	17,438	(8,252)
Provision/(Benefit) for income taxes	8,352	(5,487)	20,754	(1,869)
Interest expense, net	11,359	10,029	32,823	32,463
Depreciation	2,795	4,537	10,038	13,226
Amortization	17,020	17,053	48,089	48,356

Pro-forma EBITDA	42,159	9,899	129,142	83,924

Set forth below is a reconciliation pro-forma EBITDA to adjusted pro-forma EBITDA

	Three months ended		Nine months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
(U.S. $ in thousands)		Predecessor		Predecessor

Pro-forma EBITDA	42,159	9,899	129,142	83,924

Transaction related costs and non-cash charges
included in EBITDA are detailed below:
Fair value increase in inventory	—	2,813	911	8,552
Option expense	2,806	3,063	9,104	9,361
Unrealized, non-cash gain on the revaluation
of the $ denominated exclusivity fee	(4,949)	—	(5,123)	—
Unrealized, non-cash (gain)/loss on the revaluation
of the $ denominated bank loan	(6,053)	10,133	(6,496)	2,999
	(8,196)	16,009	(1,604)	20,912

Adjusted pro-forma EBITDA	33,963	25,908	127,538	104,836